As filed with the Securities and Exchange Commission on December 3, 2010
Registration No. 333-126216

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	74-2482571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017
(Address of principal executive offices, including zip code)

Thermadyne Holdings Corporation 2005 Employee Stock Purchase Plan
(Full title of the plan)
Steven A. Schumm
Chief Financial and Administrative Officer
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
(636) 728-3000
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Nick H. Varsam
Vice President, General Counsel and Corporate Secretary
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017
(636) 728-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-126216) (the “Registration Statement”) previously filed by Thermadyne Holdings Corporation (the “Registrant”) on June 29, 2005, registering 133,140 shares of common stock, $0.01 par value (the “Common Stock”) of the Registrant for the Registrant’s 2005 Employee Stock Purchase Plan (the “Securities”).
     On October 5, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Razor Holdco Inc., a Delaware corporation (“Parent”) and Razor Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent. The closing of the merger has occurred and became effective on December 3, 2010 pursuant to the Certificate of Merger filed on the same day with the Secretary of State of the State of Delaware. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant continuing as a wholly-owned subsidiary of Parent (the “Merger”). As provided for in the Merger Agreement, at the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the Merger (other than (i) shares owned by the Registrant or Parent or any of its subsidiaries (including Merger Sub) and (ii) shares for which a demand for appraisal rights under Delaware law has been perfected and not withdrawn) and each restricted share of Common Stock outstanding immediately prior to the Merger were automatically converted into the right to receive $15.00 in cash, without interest. In addition, subject to certain exceptions, options to acquire Common Stock outstanding immediately prior to the effective time of the Merger became fully vested and were cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of $15.00 over the exercise price per share of such option, less any applicable taxes required to be withheld.
     As a result of the Merger, the Registrant has terminated any offering of its Securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance which remain unsold at the termination of the offering, by means of this Post-Effective Amendment No. 1, the Registrant hereby removes from registration all of such Securities registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri on December 3, 2010.

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Steven A. Schumm
Name:	Steven A. Schumm
Title:	Chief Financial and Administrative Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Martin Quinn	President	December 3, 2010
Martin Quinn	(Principal Executive Officer) &
Director

/s/ Steven A. Schumm	Chief Financial and Administrative	December 3, 2010
Steven A. Schumm	Officer (Principal Financial
Officer and Principal Accounting
Officer)

Director
Terry Downes

/s/ Douglas Korn	Director	December 3, 2010
Douglas Korn

/s/ Michael McLain Michael McLain	Director and Chairman of the Board	December 3, 2010

/s/ Joshua Neuman	Director	December 3, 2010
Joshua Neuman

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